ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: January 4, 2008

Buffered Underlying Securities (BUyS)

Linked to the Russell 1000® Value Index

18 Month Maturity	■	125% Upside Participation
10% Downside Protection	■	16.56% – 19.06% Maximum Return

Indicative Terms & Conditions – January 4, 2008	Offering Period: January 4, 2008 – January 24, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P AA)†

Offering	:	Buffered Underlying Securities (BUyS) Linked to the Russell 1000® Value Index due July 29, 2009 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying	:	The Russell 1000® Value Index (Bloomberg: RLV <INDEX>)

Initial Level	:	Official closing level of the Underlying on the Initial Valuation Date

Final Level	:	Official closing level of the Underlying on the Final Valuation Date

Index Return	:	(Final Level – Initial Level) / Initial Level

Participation Rate	:	125% upside participation

Index Return Cap	:	13.25% - 15.25% (to be determined on the Trade Date)

Maximum Return	:	16.56% - 19.06% (equal to the Participation Rate multiplied by the Index Return Cap, which will be determined on the Trade Date)

Buffer Level	:	10% of the Initial Level (first 10% depreciation of the Underlying is fully protected)

Payment at Maturity	:

The Securityholder will receive at maturity for each $1,000 Security face amount:

•       If the Final Level is greater than or equal to the Initial Level, a cash payment equal to the Index Return multiplied by the Participation Rate, subject to the Index Return Cap of between 13.25% and 15.25% (to be determined on the Trade Date). Accordingly, if the Index Return is positive, the payment at maturity will equal the lesser of:

$1,000+ ($1,000 x Index Return x Participation Rate); and

$1,000+ ($1,000 x Maximum Return)

         Therefore, the return on the Securities cannot exceed the Maximum Return.

•       If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level:

$1,000

•       If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level:

$1,000+ [$1,000 x (Index Return + Buffer Level)]

†	A credit rating is not a recommendation to buy, sell, or hold the Securities, and may be subject to revision or withdrawal at any time by the assigning rating agency.

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 JQ 7 ISIN: US2515A0JQ76

Relevant Dates

Offering Period	:	January 4, 2008 – January 24, 2008 at 2:00 p.m. EST

Initial Valuation Date	:	January 24, 2008

Initial Settlement Date	:	January 29, 2008 (Three Business Days following the Initial Valuation Date)

Final Valuation Date	:	July 24, 2009

Maturity /Final Settlement Date	:	July 29, 2009 (Three Business Days following the Final Valuation Date)

BUyS Product Snapshot

Indicative Terms

Structure:

• Underlying:	The Russell 1000® Value Index (Bloomberg: RLV <Index>)
• Maturity:	July 29, 2009 (18 Months)
• Participation Rate:	125% upside participation
• Index Return Cap:	13.25%-15.25% (to be determined on the Trade Date)
• Maximum Return:	16.56%-19.06% (equal to the Participation Rate multiplied by the Index Return Cap, which will be determined on the Trade Date)
• Buffer Level:	10%
• Downside Risk:	One-for-one downside participation with 10% Buffer

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Underlying.
•	125% upside participation in the performance of the Underlying at maturity, subject to the Maximum Return.

Best Case Scenario:

•

If the Final Level is above the Initial Level, investors receive 125% of the performance of the Underlying at maturity, subject to an Index Return Cap of between 13.25% and 15.25% (to be determined on the Trade Date).

•	An investment in BUyS is not callable or averaged.

Worst Case Scenario:

•	Investment in the Securities is partially protected at maturity by the Buffer Level.
•

If the Final Level declines from the Initial Level by more than the Buffer Level, an investment in the Securities will decline by 1% for every 1% by which the Final Level declines from the Initial Level by more than the Buffer Level of 10%.

•	Maximum loss is 90% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•

Because the Securities do not offer 100% protection of your initial investment, and the return on the Securities is linked to the performance of the Underlying, you may lose up to 90% of your initial investment.

•

Your return on the Securities is limited to the Maximum Return. As a holder of the Securities, you will not benefit from any appreciation of the Index beyond the Index Return Cap of between 13.25% and 15.25% (to be determined on the Trade Date).

•	Return on the Securities is linked to the value of the Underlying (without taking into consideration the value of dividends paid on the component stocks of the Underlying).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $100 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of the Russell 1000® Value Index (the “Underlying”) and will depend on whether, and the extent to which, the Underlying performance is positive or negative.

•

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE MAXIMUM RETURN — If the product of the Participation Rate and the Index Return exceeds the Maximum Return of between 16.56% and 19.06% (to be determined on the Trade Date), your payment at maturity will nevertheless be limited to a maximum payment of between $1,165.63 and $1,190.63 for each $1,000 face amount of the Securities you hold.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Underlying or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 297UU, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement UU with the accompanying addendum, term sheet No. 297UU and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities. The Russell 1000® Value Index was developed by the Frank Russell Company (“Frank Russell”) and is calculated, maintained and published by Frank Russell. Frank Russell has licensed certain trademarks and trade names to Deutsche Bank AG. The Securities are not sponsored, endorsed, sold, or promoted by Frank Russell. Frank Russell makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. Frank Russell has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY